Exhibit 99.03

                               CELERITY SOLUTIONS

                              For Immediate Release

                   Celerity Solutions, Inc. Announces New CFO

DEDHAM, MA, April 6, 1999 - Celerity Solutions Inc. (NASDAQ: CLTY, CLTYW) announced that Jim Dore has been promoted to Chief Financial Officer. Jim joined Celerity in January of 1997. Prior to '97 Jim spent 4 years as CFO of Pro-cut International Inc., and 5 related companies. Jim, a graduate of Clarkson University, has 18 years experience in public accounting.

Jim replaces Ed Terino as CFO. Ed has accepted an executive position with a larger public company. Paul Carr CEO of Celerity feels the change will be a positive one for both parties "I appreciate the contribution made by Ed and wish him well. Jim and Ed have worked very closely over the past two years and I am confident this will be a smooth transition. Jim has a deep background in financial information systems. This experience is proving invaluable as we continue to streamline reporting systems and improve financial controls."


                                      * * *


Celerity Solutions Inc., provides a suite of distribution products including Demand Forecasting, Supply Chain Planning, Customer Service, Warehouse Management and Transportation Management software products. Celerity, which means speed, is focused on accelerating the flow of materials throughout the supply chain while optimizing inventory investment and customer service levels. Continuous planning provides the next level of quick response. Founded in 1982, Celerity has offices in Dedham MA, Newark NJ, Chicago IL, Irvine CA and ST Petersburg Russia. Additional information is available through the companies web site: www.celeritysolutions.com.

For More Information Contact - 781.329.1900

     Paul Carr, President and CEO, ext 218 or Jim Dore, CFO ext. 232



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